EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make Voluntary $50 Million Pension Trust Fund Contribution

MIDDLETOWN, OH, July 25, 2006 — AK Steel (NYSE: AKS) said that its board of directors has authorized the company to make a voluntary $50 million contribution to its pension trust. The $50 million contribution follows an $84 million early payment AK Steel made in May, and a $150 million voluntary contribution the company made in January of 2005.

“Our strong business results have enabled AK Steel to contribute nearly $300 million to our employee pension fund in the past 18 months,” said James L. Wainscott, chairman, president and CEO of AK Steel. “Most of those contributions were either made voluntarily or well ahead of funding deadlines, underscoring our commitment to pension funding.”

AK Steel provides pension benefits to approximately 32,000 retirees and/or their beneficiaries. The company said that, while it has continued to fund its retiree health care and pension legacy costs, most of its competitors have reduced or eliminated their legacy obligations through the bankruptcy process.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

# # #